Exhibit 10.40

December 21, 2009

Steven R. Vigliotti

Dear Steven,

I am pleased to offer you the position of Managing Director and Chief Financial Officer of Investment Technology Group, Inc. (“ITG” or the “Company”), in accordance with the terms stated in this letter agreement (the “Letter Agreement”).  The exercise of your responsibilities will take place in the New York office located at 380 Madison Ave, NY, NY, will be subject to the review and approval of both the CEO and the Board of Directors of ITG, and will at all times be in conformity with ITG’s compliance and regulatory procedures.

1.   (a)                            Your base salary will be a semi-monthly rate of $20,833.33 ($500,000 annualized), less applicable withholdings, to be paid to you in equal installments on approximately the 15th and the last day of each month as determined by the Company in accordance with its payroll practices.

(b)                     Contingent upon your performance and the performance of the Company, you will receive an annual bonus pursuant to the Company’s Amended and Restated Pay-for-Performance Incentive Plan, if applicable, and any such other plan or program that from time-to-time may be adopted by the Company. A portion of such annual bonus, consistent with the portion allocated to other executive officers, may be awarded in Stock Units (“Stock Award”), which will have terms consistent with ITG’s 2007 Omnibus Equity Compensation Plan (“Equity Plan”). The Stock Award will have the same structure and be subject to the same vesting schedule as those awarded to other executive officers.

All cash and equity bonuses will be paid or granted to you in accordance with the Company’s practice related to bonus payments to the Company’s other executive officers.  This generally occurs within 90 days of the end of the Company’s fiscal year. For 2010, you will have an initial total bonus target of $1,000,000. In no event will you be eligible for, and you shall not earn or receive, any bonus if you are not employed by ITG on the date such bonuses are paid.

Notwithstanding the foregoing, the bonuses you will receive with respect to fiscal year 2010 shall not be lower than $750,000 (the “2010 Minimum”), a portion of which may be a Stock Award. In the event you are terminated by ITG without Cause, or you terminate your employment with ITG for Good Reason prior to the payment date of such bonus, you would still be entitled to such payment in cash on or before the date such bonus would otherwise have been paid, which will occur no later than 90 days after December 31, 2010.

For all purposes of this Letter Agreement, the terms “Cause,” and “Good Reason” shall have the meanings set forth in Exhibit A attached hereto.

(c)                      You will also receive a Stock Award with a value of $500,000 (the “Sign on Award”) based upon the fair market value of ITG stock on your first day of employment.  This grant will be memorialized in a separate Stock Unit Grant Agreement and will vest in full on the third anniversary of your first day of employment. This agreement is subject to your continued employment with ITG through such date, and will have terms consistent with ITG’s Equity Plan.  However, should your employment with ITG be terminated by ITG without Cause or by you for Good Reason, prior to the vesting of the Sign on Award, ITG will pay you, within 60 days of your last day of employment with ITG, an amount equivalent to the then current market value of the Sign on Award. This payment would be subject to you signing ITG’s standard separation and release agreement, which both parties hereto agree to execute within 30 days of the termination of your employment with the Company.

(d)                     You shall be eligible to receive additional equity awards as and when equity awards are granted to executive officers generally, with the amount and terms of such awards determined on the same bases as awards granted to executive officers generally, including any matching Stock Awards granted under the EDA Program, if applicable.

2.               Your employment is contingent upon:

(a)                      your acceptance and acknowledgement of all applicable Company policies and agreements to the extent delivered to you in writing;

(b)                     your execution of the Employee Agreement With Respect To Non-Solicitation and Confidential and Proprietary Information, a copy of which is attached hereto;

(c)                      your execution of the Change in Control Agreement which is attached hereto;

(d)                     your providing proper documentation demonstrating your eligibility to work in the United States;

(e)                      your successful completion of a background check (including, but not limited to, current and prior employment dates and compensation) and satisfactory completion of a drug test.  The background check and drug test must be successfully completed prior to your start date.  We will provide you with the appropriate release and authorization forms from time to time for your review and signature; and

(f)                        you successfully obtaining and/or transferring to ITG (or to any affiliates to which you may be assigned) any and all required regulatory approvals and registrations needed in the performance of your position.

3.               Either you or ITG may terminate your employment at any time, with or without Cause, for any reason or for no reason upon 90 days written notice.  ITG agrees to provide you with termination benefits similar to those made available to other terminated executive officers in the event you are terminated by ITG without Cause.

4.               You will be entitled to participate in the same benefit programs provided to all full-time executive officers of ITG in accordance with the plans’ terms and you will be entitled to up to five (5) weeks of paid vacation annually.

5.               ITG shall reimburse you for all reasonable expenses incurred in the course of performing your duties, consistent with ITG’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to ITG’s requirements with respect to reporting and documentation of expenses.

6.               As an applicant for employment, you may be fingerprinted in accordance with SEC Rule 17f-2.

7.               Except as required under your existing consulting agreement with NYSE Technologies, Inc. dated August 26, 2009 and as amended thereafter, you will be expected to devote your full working time and attention and all of your efforts, skills, and abilities to performing your duties in the sole interest of ITG.  In performing your duties, you will be expected to comply with all applicable laws and all policies and procedures of ITG.  By signing this Letter Agreement, you confirm that you are not subject to, and you will not be in violation or breach of, any agreement or restriction that in any way prohibits you from joining our Company or performing your work with us.  You also agree that you will not disclose to ITG any confidential information of any third party.

8.               You are required to maintain all licenses and registrations necessary to perform your job duties during the course of your employment with ITG.

9.               ITG agrees to continue and maintain a directors’ and officers’ liability insurance policy covering you to the extent ITG provides such coverage for its other executive officers.

10.         ITG agrees to indemnify you to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, as in effect from time to time.

11.         Your expected employment date with ITG is February 1, 2010.  This offer will expire on December 31, 2009.

12.         In the event of any dispute under the provisions of this Letter Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties.  If the parties cannot agree upon the choice of arbitrator, the Company and you will each choose an arbitrator.  The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Letter Agreement or to award a remedy for a dispute involving this Letter Agreement other than a benefit specifically provided under or by virtue of the Agreement.

13.         Section 409A.

This Letter Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions on you or the Company under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  This Letter Agreement, and all policies and documents referenced herein, contain all of the terms of the proposed relationship between you and ITG, and this Letter Agreement may only be subsequently modified by an instrument in writing, signed by both you and an authorized officer of ITG.

We hope that you are as excited as we are to bring high technology products to the financial services markets.  Your experience and skills will be an asset to us, and we look forward to having you on our team.  We, therefore, hope that you will indicate your acceptance of our offer by signing a copy of this Letter Agreement and returning it to Peter Goldstein in the Human Resources Department at 380 Madison Avenue, NY, NY 10017.

Very truly yours,

/s/ Robert Gasser
Robert Gasser
President and CEO

Agreed to and Accepted By:

/s/ Steven R. Vigliotti
Steven R. Vigliotti

December 21, 2009

Exhibit A

For purposes of this exhibit, “Executive” shall mean Steven R. Vigliotti.

“Cause” shall mean the occurrence of any one or more of the following: (i) the Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability (as defined in Section 22(e)(3) of the U.S. Internal Revenue Code of 1986, as amended)), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (ii) gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Executive at the expense of the Company; (iv) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (v) the Executive’s willful material violation of any provision of the Company’s code of conduct.

“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)                                     a material reduction of the Executive’s primary functional authorities, duties, or responsibilities as Chief Financial Officer of the Company or the assignment of duties to the Executive inconsistent with those of Chief Financial Officer of the Company (other than an insubstantial and inadvertent reduction or assignment that is remedied by the Company promptly after receipt of notice thereof given by the Executive), or the Executive no longer reporting directly to the Company’s CEO;

(ii)                                  the Company’s requiring the Executive to be based at a location in excess of thirty five (35) miles from the location of the Executive’s principal job location or office;

(iii)                               a material reduction by the Company of the Executive’s base salary in effect on the Effective Date, or as the same shall be increased from time to time, unless such reduction applies on substantially the same percentage basis to all employees of the Company generally;

(iv)                              a material reduction in the Executive’s participation in any of the Company’s annual incentive compensation plans in which the Executive participates, unless such failure applies to all plan participants generally;

(v)                                 if the Company provides written notice that the Change in Control Agreement will not be extended prior to the vesting of your Sign on Award; and

(vi)                              a material breach of this Agreement by the Company;

provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of his intention to resign within 30 days after the Executive knows or has reason to know of the occurrence of any such event, and the Company shall have 30 business days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.